                       MASTER EQUIPMENT LEASE AGREEMENT



                                NO. 84010HT151



                                  Dated as of

                                January 4, 1984





                                    between



                              AMTRAN CORPORATION

                                    LESSOR



                                      AND



                      CONTRACT TRANSPORTATION SYSTEMS CO.

                                    LESSEE

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                                     PAGE
- -------                                                                     ----
     1.   Definitions.................................................       1

     2.   Agreement for Lease of Equipment............................       3

     3.   Delivery and Acceptance of Equipment........................       3

     4.   No Warranties by Lessor.....................................       3

     5.   Lease Term..................................................       4

     6.   Rent........................................................       4

     7.   Changes in Acquisition Cost.................................       4

     8.   Lessee's Representations and Warranties.....................       4

     9.   Titling and Registration; Identification Marks..............       5

    10.   Fees and Taxes..............................................       6

    11.   Indemnification by Lessee...................................       7

    12.   Use of Equipment; Liens.....................................       7

    13.   Equipment Maintenance, Repair, and Additions................       9

    14.   Loss, Damage or Destruction of Equipment....................       9

    15.   Transfer....................................................      10

    16.   Reports.....................................................      10

    17.   Insurance...................................................      11

    18.   Return of Equipment.........................................      12

    19.   Lessor's Ownership:  Equipment to be and
            Remain Personal Property..................................      13

    20.   Events of Default...........................................      13

    21.   Assignment by Lessor;Estoppel Certificates..................      16

    22.   Option to Renew.............................................      17

    23.   Additional Rights of Lessor.................................      18

    24.   Net Lease; Non-Terminability................................      19

    25.   Lessee's Right to Sublease
          and Assign..................................................      19

    26.   Recording, Registration and Filing..........................      19

    27.   Investment Tax Credit.......................................      20

    28.   Option to Purchase..........................................      20

    29.   Lessee's Right to Terminate.................................      20

    30.   Quiet Enjoyment.............................................      21

    31.   Notices.....................................................      22

    32.   Entire Agreement, Severability,
               Effect and Modification of Lease.......................      22

    33.   Countersignature............................................      22

    34.   Governing Law...............................................      22

    35.   Lessor's Right to Perform for Lessee........................      22

    36.   Agreement for Lease Only....................................      23

    37.   Financial Statements........................................      23

    38.   Miscellaneous...............................................      23

EXHIBIT 1 --  Rental Schedule and Certificate of
              Inspection and Acceptance with
              Stipulated Loss Values

EXHIBIT 2 --  Agreement

    MASTER EQUIPMENT LEASE AGREEMENT NO. 84010HT151, dated as of January 4, 1984, between AMTRAN CORPORATION (herein called "Lessor"), a Massachusetts corporation having a place of business at One Liberty Square, Boston, Massachusetts 02109, and Contract Transportation Systems Co. (hereinafter called "Lessee"), a Delaware corporation with its principal place of business at 1370 Ontario Street, Cleveland, Ohio 44101.

    In consideration of the mutual covenants hereafter contained, Lessor and Lessee hereby agree as follows:

    1.   Definitions - The following terms shall, unless the context otherwise
         -----------
requires, have the following meanings for all purposes of this Lease:

         "ACQUISITION COST" of any item of Equipment means an amount equal to the sum of (i) the purchase price of such item of Equipment paid by Lessor, plus, (ii) any excise, sales or use tax paid by Lessor on or with respect to such item of Equipment, plus (iii) any reasonable costs, expenses and fees paid or incurred by Lessor in obtaining and delivering such item of Equipment to Lessee and any expenses of installation of such item of Equipment paid for by Lessor.

         "ADDITIONAL RENT" shall have the meaning specified in Section 6(b) hereof.

         "APPRAISAL" shall have the meaning specified in Section 22(c) hereof.

         "BASIC RENT" shall have the meaning specified in Section 6(a) hereof.

         "CASUALTY OCCURRENCE" shall have the meaning specified in Section 14 hereof.

         "CERTIFICATE OF INSPECTION AND ACCEPTANCE" means the certification contained in or which is an Exhibit to each Rental Schedule to be executed by Lessee, substantially in the form of "Exhibit 1" attached hereto.

         "DEFAULT INTEREST RATE" shall mean the rate of interest set forth in
Section 6(b) hereof.

         "EQUIPMENT" means the equipment described on each Rental Schedule now or hereafter executed pursuant to this Master Lease, and owned by Lessor and leased by Lessor to Lessee or ordered by Lessor for lease to Lessee as provided herein and any attachments, accessories, or additions thereto or substitutions therefor.

         "EVENTS OF DEFAULT" shall have the meaning specified in Section 20(a) hereof.

         "FAIR MARKET VALUE" means the appraised value of the Equipment in question determined with the procedure for Appraisal set forth in Section 22(c) hereof.

         "FAIR RENTAL RATE" shall have the meaning specified in Section (22a)(2) hereof.

         "INTERIM TERM" shall commence upon the commencement date set forth in the applicable Rental Schedule and shall end on the commencement date of the Primary Term.

         "INVESTMENT TAX CREDIT" shall mean any investment tax credit provided for in Section 38 et seq. of the Internal Revenue Code of 1954, as amended, which may be available with respect to the Equipment or any item thereof.

         "LEASE" shall have the meaning specified in Section 2 hereof.

         "LEASE COMMENCEMENT DATE" with respect to an item of Equipment means the date of the commencement of the Lease Term of such item and shall be the date such item is accepted by Lessee for lease hereunder.

         "LEASE TERM" for each Rental Schedule shall mean the "Interim Term" plus the "Primary Term" including any period of renewal provided for herein.

         "MANUFACTURER(S)" shall mean the manufacturer(s) listed for each item of Equipment on the Rental Schedule in question.

         "MASTER LEASE" shall have the meaning specified in Section 2 hereof.

         "PAYMENT DATES" shall have the meaning specified in Section 6(a) hereof.

         "PRIMARY TERM" for each Rental Schedule shall commence and shall end on the date set forth therein.

         "PRIME RATE OF INTEREST" shall mean the rate of interest announced from time to time as its "Prime Rate" by the lending institution providing the permanent debt financing with respect to the Rental Schedule in question; if the lending institution in question has no PRIME RATE OF INTEREST, then Lessor and Lessee agree that the PRIME RATE OF INTEREST announced from time to time by Morgan Guaranty Trust company of New York, in New York City shall apply hereunder.

         "RENEWAL TERM" shall have the meaning specified in Section 22(a)(2) hereof.

         "RENTAL SCHEDULE" means each schedule, substantially in the form of "Exhibit 1" attached hereto, now or hereafter executed by Lessor and Lessee pursuant to this Master Lease, setting forth a full description of Equipment to be leased hereunder, its location, its Acquisition Cost, the amount of rent payable by Lessee with respect thereto, the lease term thereof, the Lease Commencement Date with respect thereto, and such other details as Lessor and Lessee may desire.

         "STIPULATED LOSS VALUE" shall have the meaning specified in Section 14(b) hereof.

         "TERMINATION DATE" means the expiration or termination of the Primary Term or Renewal Term of any item of Equipment, whether by the passage of time or otherwise.

    2. AGREEMENT FOR LEASE OF EQUIPMENT - Lessor shall lease to Lessee and
       --------------------------------
 Lessee shall lease from Lessor such Equipment as may be mutually agreed, in the manner and upon the terms and conditions specified in this Master Equipment Lease Agreement (this "Master Lease"). Each Rental Schedule shall Incorporate the terms of this Master Lease and shall constitute a separate lease (the term "this Lease" shall hereinafter refer collectively to the applicable Rental Schedule and this Master Lease, to the extent the terms of this Master Lease are incorporated in such Rental Schedule).

    3. DELIVERY AND ACCEPTANCE OF EQUIPMENT - Lessor and Lessee understand that
       ------------------------------------
 the manufacturer or vendor of the Equipment will deliver the Equipment to the premises of the Lessee specified in the Rental Schedule and such delivery shall be deemed to be delivery of the Equipment by Lessor to Lessee hereunder. Lessor hereby authorizes Lessee as its agent to accept for Lessor, and in Lessor's name, the Equipment from said manufacturer or vendor upon delivery. Upon such delivery, Lessee shall cause an inspector or inspectors of Lessee to inspect the Equipment, and if it is found to be acceptable to accept delivery of such Equipment and execute and deliver to Lessor a Certificate of Inspection and Acceptance stating that such Equipment has been inspected and accepted and is marked in accordance with Section 9 hereof, whereupon such Equipment shall be deemed to have been delivered to and accepted by Lessee. Lessee's execution of each Rental Schedule and Certificate of Acceptance shall obligate Lessee to lease the Equipment described therein from Lessor upon the acceptance of such Equipment by Lessee and Lessee shall be subject thereafter to all the terms and conditions of this Lease.

    4. NO WARRANTIES BY LESSOR - As between Lessor and Lessee, Lessee's
       -----------------------
 acceptance for lease hereunder of any Equipment as evidenced by its execution of a Certificate of Inspection and Acceptance with respect thereto shall constitute Lessee's acknowledgment that such Equipment:

    (a) is of a size, design, capacity and manufacture acceptable to Lessee for lease hereunder; and
    (b) otherwise conforms to the requirements of this Lease and is subject to all of the terms and conditions of this Lease.

 LESSOR HEREBY MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION, SELECTION, QUALITY, SUITABILITY OR OPERATION OF ANY EQUIPMENT, OR THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR PERFORMANCE OF THE EQUIPMENT OR THE MAINTENANCE THEREOF, AND THE LESSEE LEASES THE EQUIPMENT "AS IS" AND "WHERE IS". In no event shall any defect in, or unfitness of, any Equipment relieve Lessee of the obligation to pay rent or to make any other payments required hereunder or of any other obligation hereunder. Without limiting the generality of the foregoing, Lessor shall not be liable to Lessee for any (a) defects, either latent or patent, in any of the Equipment or for any direct or consequential damage therefrom; (b) loss of use of any of the Equipment or for any interruption in Lessee's business occasioned by Lessee s inability to use any of the Equipment for any reason whatsoever; and (c) damages in the event that the Manufacturer delays delivery of the Equipment. Lessor hereby transfers and assigns to Lessee for and during the Lease Term all its rights and interest in the Manufacturer's warranty with respect to any and all of the Equipment, and agrees to execute all agreements and documents reasonably necessary to effect such transfer and assignment. To the extent that any claims or rights of Lessor with respect to the Equipment may not be assigned or otherwise be available to Lessee, Lessor will use its best efforts to enforce such claims or rights against the Manufacturer.

    5.  LEASE TERM - The Equipment is leased for an Interim Term and a Primary
        ----------
Term unless and until the term of this Lease shall expire, be extended or be terminated pursuant to any provision hereof. The Interim Term and the Primary Term shall commence and expire on the dates set forth in the Rental Schedule applicable to the item of Equipment in question. The provisions of Section 11 shall apply as between Lessor and Lessee with respect to any Equipment from the time the Equipment is ordered by Lessor. Lessee hereby authorizes Lessor to insert the Lease Commencement Date for an item of Equipment on the Rental Schedule therefor when such item has been accepted by Lessee for lease hereunder.

    6.  RENT  (a) This Lease is a net lease and Lessee shall pay to Lessor in
        ----
immediately available funds on the due date, as fixed rent for the Equipment during the Interim Term and the Primary Term, the amount set forth in the Rental Schedule ("Basic Rent") on the dates set forth therein ("Payment Dates"), at Lessor's address set forth above, or at such other address or to such other person or entity as Lessor, from time to time, may designate.

    (b) Lessee shall also pay to Lessor on demand, in immediately available funds on the due date, all amounts which Lessee is required to pay pursuant to this Lease (other than Basic Rent) together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof. Such amounts shall constitute additional rent ("Additional Rent"). If Lessee shall fail to pay any Additional Rent, Lessor shall have the right to pay the same and shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of Basic Rent. With respect to any amount of Basic Rent or Additional Rent not paid when due hereunder, Lessee shall pay to Lessor interest on such overdue amount at the lower of: (1) two percent (2%) above the Prime Rate of interest per annum but in no event less than two percent (2%) per annum above the permanent debt rate of the Rental Schedule(s) applicable to such overdue amount, or (ii) the highest rate permitted by law ("Default Interest Rate"). Lessee shall perform all Its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent and Additional Rent when due. Lessor agrees to invoice Lessee on a semi-annual basis for each Basic Rent payment, said invoice to be sent to Lessee thirty (30) days prior to the due date of the Basic Rent payment in question.

    7.  CHANGES IN ACQUISITION COST - In the event that, subsequent to Lessor's
        ---------------------------
placing of the order for the Equipment with the Manufacturer and prior to the execution by Lessee of the Certificate of Inspection and Acceptance, the Acquisition Cost shall increase or decrease, Lessor and Lessee agree to make the necessary changes to the Rental Schedule for such item of Equipment and to make any necessary adjustments necessitated thereby in the rent figures set forth on such Rental Schedule. Lessor agrees that it will take no action not sanctioned by the Lessee which will cause the price of the Equipment to increase during the period referred to in this Section 7.

    8.  LESSEE'S REPRESENTATIONS AND WARRANTIES -- Lessee represents and
        ---------------------------------------
warrants for the benefit of Lessor (and if requested by Lessor, will provide other supporting documents to the effect) that both as of the date of this Lease and the date any Equipment is accepted for lease hereunder:

    (a) Lessee is a corporation legally incorporated and validly existing, in good standing under the laws of the state of its incorporation, with full corporate power to enter into this Lease and to pay and perform its obligations hereunder, and under each Rental Schedule and is qualified to do business in the location(s) where the Equipment is installed;

    (b) this Lease has been duly authorized, executed and delivered by and Lessee, is enforceable in accordance with its terms and Lessee's execution, delivery and performance thereunder do not and will not contravene any provisions of or constitute a default under, any indenture, mortgage, contract or other instrument by which it is bound;

    (c) any approval required from any public regulatory body or from any parent or affiliate of Lessee or from any other person, firm or corporation with respect to the entering into or performance of this Lease by Lessee has been obtained as of the date of this Lease or will be obtained promptly thereafter;

    (d) there are no suits or proceedings pending, or to the knowledge of Lessee threatened, in any court or before any regulatory commission, board or other administrative governmental agency against or affecting Lessee, which, if decided against Lessee, would impair Lessee's ability to pay the rents as they become due or perform any of its other obligations pursuant to this Lease; and

    (e) there has been no material adverse change to Lessee's financial condition since the date of Lessee's most recent audited financial statement.

    9. TITLING AND REGISTRATION; IDENTIFICATION MARKS -- (a) The Lessee will, on behalf of the Lessor and at the Lessee's expense, promptly obtain an application for the Lessor's title for each item of Equipment, reflecting the Lessor or its assignee as owner and whomever the Lessor shall designate as first lienholder, the Manufacturer's certificate of title and a certificate of registration issued in the name of the Lessor or its assignee. Certificates of ownership shall be delivered to the Lessor or to whomever the Lessor shall designate. The Lessee shall, at Lessee's expense, take such action as shall be necessary from time to time to avoid suspension or revocation of any certificates of ownership and to renew and maintain all certificates of registration. If the Lessee is required to obtain any new certificate of ownership or of registration, the Lessee shall, at Lessee's sole expense and after prior written notice to the Lessor, obtain such new certificate of ownership or of registration in the manner provided herein. The Lessor appoints the Lessee its attorney-in-fact for the purpose of carrying out the Lessee's obligations pursuant to this Section 9. The Lessee shall notify the Lessor of the state in which each item of Equipment is titled and registered, the license plate number of each item of Equipment, and any changes of such state of license plate number.

(b) If requested by Lessor or required by federal, state or local law, Lessor shall furnish to Lessee and Lessee shall, at Lessee's expense, affix to the Equipment a sign, tag or other form of notice to disclose Lessor's ownership of the Equipment or that the Equipment is leased, and Lessee shall keep and maintain such sign, tag or other form of notice affixed or attached to the Equipment throughout the Lease Term. Lessee will not allow the name of any persons other than Lessor or its assignee to be placed on any Equipment as a claim of ownership other than that of Lessor; provided, however, that Lessee may cause such Equipment to be lettered with the names or initials or other insignia customarily affixed by the manufacturer thereof or used by Lessee on equipment used by it of the same or a similar type for convenience of identification of its rights to use such Equipment as permitted under this Lease or normal advertising displays.

    10. FEES AND TAXES - Lessee agrees to pay promptly when due, and to
        --------------
indemnify and hold Lessor harmless from, all license, title and registration fees whatsoever, all taxes (including without limitation all sales, use, personal property, franchise, ad valorem, value added, leasing, leasing use,
                              -- -------
federal highway use, fuel, third structure and stamp taxes) and all levies, imposts, duties, highway or bridge tolls, fees (including without limitation all documentation fees) and all other charges (together with any penalties, fines or interest thereon), whether such fees, taxes, or charges are general or special, ordinary or extraordinary, foreseen or unforeseen, which are assessed, levied or imposed by any governmental or taxing authority against or upon Lessor, with respect to any Equipment or the purchase, acquisition, ownership, delivery, leasing, possession, use, operation, control or return thereof, or the rents, receipts or earnings arising therefrom which accrue during the term of this Lease, excluding, however, any federal, state or local taxes levied on or measured by Lessor's net income. In the event any such fees, levies, imposts, duties, charges or taxes which are the responsibility of Lessee are paid by Lessor, or if Lessor be required to collect or pay any thereof, Lessee shall reimburse Lessor therefor (plus any penalties, fines or interest thereon) promptly upon demand. Lessee will file all personal property tax returns covering the Equipment, and unless and until Lessor notifies Lessee in writing to the contrary, Lessee will pay the personal property taxes levied or assessed thereon directly to the levying authority. Upon Lessor's written request, Lessee shall submit to Lessor a true and correct copy of its personal property tax return and its receipt evidencing payment of the tax. In the event Lessor elects to pay personal property taxes directly to levying authority, Lessor shall submit to Lessee a true and correct copy of Its personal property tax return and its receipt evidencing payment of the tax and Lessee will then promptly reimburse Lessor for the full amount of such personal property taxes so paid by Lessor. All of the obligations of Lessee under this Section 10 with respect to any fees, levies imposts, duties, charges, withholdings, taxes and governmental charges (together with any penalties, fines or interest thereon) assessed, levied imposed or accrued prior to the expiration or other termination of this Lease shall continue in full force and effect notwithstanding such expiration or other termination and are expressly made for the benefit of, and shall be enforceable by, Lessor.

    Lessor shall obtain a sales tax exemption, where available, with respect to its purchase of the Equipment from the vendor thereof and any tax payable with respect to the use of the Equipment by Lessee shall be paid by Lessee, a pro rata basis, with each rental payment due hereunder, to the extent permissible by law.

    11. INDEMNIFICATION BY LESSEE - Lessee shall indemnify Lessor against, and
        -------------------------
agrees to defend, protect, save and keep Lessor harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including legal fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Lessor (including, without limitation, by way of strict or absolute liability), in any way relating to or arising out of:

    (a) The ordering, construction, purchase, acceptance, installment, rejection or use of the Equipment; or

    (b) Lessee's acts or omissions relating to the delivery, non-delivery, possession, use, maintenance, operation, control, condition, return, redelivery, storage, surrender, or other use of the Equipment during the term of this Lease, including without limitation:

        (i) claims or penalties arising from any violation of the laws of any country or political subdivision thereof,

        (ii) loss, damage, destruction, removal of any item of Equipment, death or injury to any person, including tort claims of any kind, whether based on fault or strict liability in tort (whether or not such loss, damage, death or injury is shown to be caused by any use or misuse of any item of Equipment),

        (iii) any liens or other claims required to be removed or released by Lessee pursuant to Section 12 hereof,

        (iv)  latent or other defects, whether or not discoverable, and

        (v)  any claim for patent, trademark or copyright infringement,

provided, however, Lessee shall have no obligation to Lessor under this Section
- --------  -------
11 for any indemnification or hold harmless claim against Lessee which in any way relates to or arises out of the negligence or wilful misconduct of the Lessor.

In case any action, suit or proceeding is brought against Lessor by reason of any of the foregoing, Lessee, at Lessee's expense, shall cause the claim upon which such action, suit or proceeding is based to be discharged, or shall resist and defend such action, suit or proceeding (or cause the same to be resisted or defended) by counsel designated by Lessee. If Lessor shall be made a party to any litigation commenced against Lessee, and Lessee, at its expense, shall fail to provide Lessor with counsel approved by Lessor, Lessee shall pay all costs and attorneys' fees and expenses incurred by Lessor in connection with such litigation. Notwithstanding any other provision hereof, Lessor shall not be required to take any action hereunder involving the expenditure of funds unless Lessee shall have provided Lessor with such funds as may reasonably be requested by Lessor in connection with such action to be taken by Lessor. Lessor agrees, at Lessee's expense, to cooperate and take such action as may be reasonably necessary to generally assist Lessee in the conduct of any litigation relating to this Lease and hereinbefore described in this Section 11.

    The indemnification of Lessee under this Section 11 shall survive the payment of all obligations under, and the termination of, this Lease.

    12.  USE OF EQUIPMENT; LIENS - During the Lease Term, Lessee warrants and
        ------------------------
agrees that the Equipment will be used and operated under and in compliance with the laws of the jurisdictions in which the Equipment may be located and operated and in compliance with all lawful acts, rules, regulations and orders of any judicial, legislative or regulatory body having power to regulate or supervise the use of the Equipment. Lessee shall comply with and shall cause the Equipment to comply with all contracts (including insurance policies) agreements and restrictions applicable thereto or to the use or ownership thereof. Lessee shall use each item of Equipment and permit each item of Equipment to be used only for such purposes as such Equipment was designed and suited.

    During the Lease Term Lessee, will not directly or indirectly create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien, charge, encumbrance or claim on or with respect to the Equipment, Lessor's title thereto, or any interest therein, except:

    (a) the respective rights of Lessor (and its assigns, if any) and Lessee as herein provided;

    (b) liens or encumbrances granted or placed thereon by Lessor (or its assigns, if any);

    (c) liens or encumbrances resulting from claims against Lessor but not against Lessee and unrelated to this Lease, and not resulting from any default, act or omission of Lessee;

    (d) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings;

    (e) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business and not delinquent; and

    (f) liens arising out of judgments against Lessee with respect to which at the time of appeal or proceeding for review is being prosecuted in good faith and with respect to which there has been secured a stay of execution pending such appeal or proceeding for review; provided,
                                                                 --------
         however, that the liens referred to in clauses (d) and (e) of this
         -------
         Section 12 and this clause (f) may remain only so long as the existence thereof does not subject the Equipment in question to forfeiture, seizure, sale or foreclosure or otherwise adversely affect the rights of Lessor or its assigns.

Lessee, at its own expense, will promptly take such action as may be necessary to keep the Equipment free and clear of, and to duly discharge, any such mortgage, security interest, pledge, lien, charge, encumbrance or claim not excepted above. Lessee agrees to procure and maintain in effect all licenses, certificates, permits and other approvals and consents required by federal, state, county, municipal or foreign laws and regulations in connection with Lessee's possession, use, operation and maintenance of the Equipment. Except as otherwise provided in Section 25 hereof, Lessee agrees that without

Lessor's prior written consent, which consent will not be unreasonably withheld, Lessee will not assign or transfer its rights under this Lease, or sublease any of the Equipment, or remove or suffer any of the Equipment to be removed from the location specified in the Rental Schedule for such Equipment, or permit any Equipment to be used by anyone other than Lessee, Lessee's employees, a representative of the manufacturer or an independent contractor engaged by Lessee.

    13.  EQUIPMENT MAINTENANCE, REPAIR, AND ADDITIONS (a) During the Lease Term
         --------------------------------------------
with respect thereto, Lessee, at Lessee's sole expense, will maintain the Equipment and each item thereof in good and efficient operating repair, appearance and condition except for ordinary wear and tear, and will make all ordinary and extraordinary adjustments, replacements and repairs which may be required to keep the Equipment and each item thereof in good and efficient operating repair and condition. All maintenance and repairs to the Equipment shall be made by the Manufacturer thereof or those of substantially equal skill or knowledge in maintaining and repairing the Equipment.

    (b) Upon request by Lessee, Lessor agrees to purchase or otherwise obtain for the Lessee additional items of equipment that are available for interface and connection with items of the Equipment and to lease the same to the Lessee for the remaining Lease Term, including renewal terms, upon the same terms and conditions as are herein specified, and the rentals for such additional items shall be negotiated in good faith between Lessor and Lessee. Notwithstanding the foregoing and provided that the value of the Equipment or any item thereof shall not be reduced thereby, Lessee shall have the right at any time to add or connect additional compatible equipment to the Equipment whether such compatible equipment is owned by Lessee or on rental with any third party. In each case, Lessee shall disconnect or detach such equipment upon the expiration or earlier termination of this Lease, or such equipment shall become the property of the Lessor. Lessee agrees to indemnify and hold Lessor harmless from any loss or damage caused to the Equipment by the connection to, or disconnection from, any compatible equipment.

    14.  LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT - Lessee shall bear all risks
         ----------------------------------------
of damage to, taking of, or loss or destruction of, any item of Equipment during the Lease Term thereof and until such Equipment has been returned to Lessor pursuant to the provisions of Sections 18 or 20, whichever is applicable.

    In the event that any item of Equipment shall become lost, stolen, destroyed or irreparably damaged from any cause whatsoever, or if any item of Equipment or Lessor's title thereto shall be requisitioned or seized by and governmental authority (each such occurrence being hereafter called a "Casualty Occurrence") during the Lease Term of such item until such item has been returned to Lessor in accordance with the provisions of Sections 18 or 20 hereof, whichever is applicable, Lessee shall promptly notify Lessor in writing of such fact, fully informing Lessor of all details with respect thereto, and shall at the option of
Lessee:

    (a) within ten (10) days of such Casualty Occurrence inform Lessor by written notice of its intent to replace the item or items of Equipment suffering such Casualty Occurrence and with the written consent of Lessor, replace the same, as soon as practicable, with like property approved by the

Lessor with a market value and utility at least equal to that of the replaced Equipment prior to the Casualty Occurrence which property shall thereupon become the property of Lessor subject to this Lease for the then remaining Lease Term. In the event Lessee elects to replace the Equipment pursuant to this Section 14(a) and Lessor does not give its consent as provided for herein, Lessee agrees to promptly pay either the Stipulated Loss Value or Fair Market Value pursuant to the provisions of Section 14(b) hereof; or

    In the event Lessee elects, with the written concurrence of Lessor, to replace the Equipment pursuant to this Section 14(a), any insurance proceeds received as a result of the Casualty Occurrence in question shall be applied first in payment of any then due and unpaid obligation of Lessee to Lessor hereunder and secondly to reimburse Lessee for funds it has expended to replace the item of Equipment in question pursuant to this Section 14(a), provided that
                                                                  -------- ----
all remaining amounts, if any, shall be paid to Lessor.

    (b) pay Lessor in cash the greater of the Fair Market Value of the item of Equipment in question as of the date of the Casualty Occurrence or the "Stipulated Loss Value" as set forth in the Exhibit to the Rental Schedule pursuant to which such item of Equipment is leased hereunder. This payment shall be made on the next succeeding Payment Date following the Casualty Occurrence. Upon such payment and the payment of all other rent and all other amounts then due hereunder up to and including the Payment Date this Lease shall terminate with respect to the Equipment or part thereof so paid for and all Lessor's right and title to the Equipment shall pass to Lessee, "as is" and "where is" without warranty or recourse, as evidenced by a duly executed bill of sale naming Lessor as the seller and Lessee as the buyer.

    In the event a payment has been or is to be made by Lessee pursuant to
Section 14(b) as the result of a Casualty Occurrence, any insurance proceeds received as a result of the Casualty Occurrence in question shall be applied first in payment of any then unpaid obligation of Lessee to Lessor hereunder and secondly in payment of Lessee's obligation to pay the greater of Stipulated Loss Value or Fair Market Value for such item if not already paid by Lessee to Lessor, or, if already paid by Lessee, to reimbursement to Lessee for its payment of Stipulated Loss Value or payment of Fair Market Value whichever is the case, provided that all remaining amounts, if any, shall be paid to Lessor.
          -------- ----

    Nothing in this Section 14 shall in any way diminish Lessee's obligation to return the Equipment pursuant to Sections 18 or 20 hereof in the event the Lessee elects to replace the Equipment in question pursuant to clause (a) hereof.

    15.  TRANSFER - Lessor may at its sole discretion sell or transfer any of
         --------
the Equipment and/or this Lease to a partnership, trust or other person or entity subject to the rights of the Lessee or any assignee of Lessee under this Lease, provided, however, that Lessor agrees to pay any costs or expenses
       --------  -------
associated with such transfer.

    16.  REPORTS - On or before February 1 of each year of the Lease Term,
         -------
Lessee will cause to be furnished to Lessor, if requested, an accurate statement, as of the preceding calendar year:

    (a) showing the amount, description and identifying numbers of all items of Equipment that may have suffered a Casualty Occurrence during the preceding calendar year, and such other information regarding the condition and state of repair of such items of Equipment as Lessor may reasonably request;

    (b) certifying that all items of Equipment have been marked as required by
        Section 9 hereof; and

    (c) certifying that all items of Equipment continue to remain located at the premises specified on the Rental Schedule therefor or at such location as has been approved in writing by the Lessor.

    Lessor shall have the right, upon reasonable notice to Lessee, to inspect the items of Equipment and Lessee's records with respect thereto at such times as shall be reasonably necessary to confirm to Lessor the existence and proper maintenance thereof during the continuance of the Lease.

    17. INSURANCE - (a) Lessee will maintain, at its sole cost and expense, at
        ---------
all times during the Lease Term of any Equipment, and until such Equipment has been returned to Lessor in accordance with the provisions of Sections 18 or 20, whichever is applicable, with reputable insurers acceptable to Lessor, such acceptance not to be unreasonably withheld, (A) insurance in an amount equal to the greater of Fair Market Value or Stipulated Loss Value, of each item of Equipment leased hereunder, insuring against loss and/or damage to such Equipment arising out of any risk covered by fire, windstorm, explosion, and extended coverage and against such other risks as are customarily insured against by companies owning property of a similar character and engaged in a business similar to that engaged in by Lessee, or, alternatively, Lessee shall have the right to self assume with respect to damages set forth in clause (A) hereof to the extent and in the amounts set forth in clause (A) hereof, and (B) comprehensive public liability and property damage insurance, insuring against liability for death, bodily injury and property damage resulting from ownership, maintenance, use or operation of the Equipment in the minimum amount of $5,000,000. All insurance policies shall (i) name Lessor (and also any assignee of Lessor, if requested by such assignee) as an additional insured, with losses under the physical loss and/or damage policies to be payable to Lessor and Lessee as their respective interests may appear, (ii) with respect to the physical loss and damage policies only, shall contain endorsements waiving any default in payment of premium or satisfaction of any other obligation of the Lessee as a condition to payment to Lessor as additional insured, and (iii) provide that the policies may only be materially altered or canceled by the insurer after thirty (30) days prior written notice to Lessor and to any assignee of Lessor. Lessee shall deliver to Lessor, prior to the Lease Commencement Date for any item of Equipment (or any such other time or times as Lessor may request) a certificate or other evidence of the maintenance of all such insurance satisfactory to Lessor, provided however, that Lessor shall be under no duty to examine such certificates or other evidence of insurance, or to advise Lessee in the event that its insurance is not in compliance with this Lease. The comprehensive physical loss or damage insurance policy or policies shall also provide that upon receipt by the insurer from Lessor of any written notice of the occurrence of an Event of Default hereunder, any proceeds payable by said insurer with respect to any loss or destruction of, or damage to, any Equipment, shall be payable solely to Lessor (and to any assignee of Lessor, if requested by such assignee) from the date of said insurer's receipt of such written notice, up to the date said insurer receives written notice from Lessor that said Event of Default is no longer continuing hereunder. On or prior to acceptance of any item of Equipment for lease hereunder, and thereafter not less than five (5) days prior to the expiration dates of the expiring policies required pursuant to this Section 17, Lessee shall deliver to each party hereto certificates of insurance issued by the insurers thereunder or by an insurance broker authorized to bind such insurers evidencing the insurance maintained pursuant to this Section 17; provided,
                                                                 --------
however, that if the delivery of any certificate is delayed, Lessee shall
- -------
deliver the formal certificate upon receipt thereof.

(b) In the event that Lessee shall fail to maintain insurance as herein provided, Lessor or its assignee may at its option, but without obligation, provide such insurance and, in such event, Lessee shall, upon demand from time to time, reimburse Lessor or its assignee for the cost thereof, together with interest on such cost computed at the Default Interest Rate per annum, computed from the date of payment of such cost to the date of reimbursement. Lessor or its assignee shall give Lessee prompt written notice of any such insurance.

(c) If no Event of Default or no event which, but for the lapse of time or the giving of notice or both, would be an Event of Default, shall have occurred and be continuing, and if the Lessee shall have made payment to Lessor or its assignee of the Stipulated Loss Value for any item of Equipment, Lessee shall be entitled to receive any insurance proceeds or condemnation payments with respect to the related casualty occurrence up to an amount equal to such Stipulated Loss Value, and any balance of such proceeds or payments shall remain the property of Lessor and its successors and assigns. All casualty insurance proceeds in respect to any item of Equipment not suffering a casualty occurrence shall be paid to Lessee upon proof reasonably satisfactory to Lessor that any damage to such item of Equipment in respect to which such proceeds were paid has been fully repaired.

(d) Nothing in this Section 17 shall be construed to prohibit Lessor or its assignee(s) from insuring at its own expense any item of Equipment or its interest therein, and any insurance so maintained shall not provide for or result in a reduction of the coverage or the amounts under any of the insurance required to be maintained by Lessee under this Section 17.

    18.  RETURN OF EQUIPMENT - Upon the expiration or earlier termination of
         -------------------
this Lease with respect to an item of Equipment, the Lessee, at its own risk and expense, shall return such item of Equipment to the Lessor, together with all license plates and all registration certificates, certificates of ownership, maintenance and repair records and similar documents in the Lessee's possession, at the place originally delivered hereunder, or such other places as the Lessor and Lessee may mutually agree, in the condition in which such item of Equipment is required to be maintained pursuant to Section 13 hereof and, with respect to any items of Equipment which are tractor or trailer units, at least meeting the following conditions:

         (a) All items of Equipment originally furnished with such item of Equipment, or the substantial equivalent thereof, shall be installed, intact and in the condition required by Section 13 hereof at the time of return;

        (b) The power train including engine, transmission and driveline shall be in standard operating condition;

        (c) All components of any item of Equipment shall function in their original condition and appearance and as originally designed, reasonable wear and tear excepted;

        (d) Each item of Equipment shall comply with all applicable Department of Transportation and other federal rules and regulations and all rules and regulations of the jurisdiction in which such item of Equipment is returned; and

        (e) Each item of Equipment shall be free of any advertising and identification of Lessee.

    Lessee shall provide storage for each item of Equipment at such item of Equipment's redelivery location at Lessee's expense and risk for a period of ninety (90) days or until Lessor has sold or otherwise disposed of such item of Equipment, whichever shall first occur; provided Lessor has no right hereunder
                                        --------
to abandon any item of Equipment to Lessee.

    19. LESSOR'S OWNERSHIP EQUIPMENT TO BE AND REMAIN PERSONAL PROPERTY - Lessee
        ---------------------------------------------------------------
acknowledges and agrees that it has not, and by the execution of this Lease it does not have or obtain, and by payments and performance hereunder it does not and will not have or obtain, any title to the Equipment, nor any property right or interest, legal or equitable, therein, except its rights as Lessee hereunder and subject to the terms hereof. It is expressly understood that all of the Equipment shall be and remain personal property notwithstanding the manner in which the Equipment may be attached or affixed to realty, and that upon the expiration or other termination of the Lease Term of any Equipment, Lessee shall have the obligation, and Lessor shall have the right, to remove, or cause the removal of, such Equipment, from the premises whereon the same is then located, whether or not any such Equipment is affixed or attached to realty or to any building. There shall be no merger of this Lease or the leasehold hereby created with the fee interest in the any item of Equipment by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold interest hereby created or any interest herein or in such leasehold interest as well as the fee interest any item of Equipment or any interest in such fee interest.

    If Lessee is unable to return, or is prevented from returning, any Equipment to Lessor upon the expiration or termination of the Lease Term hereof as required under Sections 18 or 20 hereof, for any reason whatsoever including, but not limited to, the assertion by any third party of any claim against such Equipment, or of any right with respect thereto, whether or not resulting from the manner in which such Equipment is affixed to or attached to, or installed on or in, the realty or any building(s) thereof, such Equipment shall, for all purposes of this Lease be deemed to have been subject of a Casualty Occurrence, and Lessee shall pay to Lessor the amounts provided in Section 14(b) hereof, with respect to such Equipment, at the time, in the manner, and with the consequences provided in such Section.

    20. EVENTS OF DEFAULT - (a) If, during the continuance of this Lease, one or
        -----------------
more of the following events (hereinafter called "Events of Default") shall occur:

    (1) default shall be made in the payment of any rent hereunder, or default shall be made in the payment of any obligation provided for in this Lease, and any such default shall continue for more than ten (10) days after the due date of such rent or obligation, provided that no Event of Default shall occur if the
                            -------- ----
failure of the Lessor to receive the payment in question is not the result of any act or omission on the part of the Lessee and if payment is made to Lessor by Lessee no later than one (1) business day after Lessee has notice of such failure of Lessor to receive such payment;

    (2) Lessee shall default in the observance and/or performance of any other covenant, condition and agreement on the part of Lessee to be observed and/or performed under this Lease and such default shall continue for thirty (30) days after written notice from Lessor to Lessee specifying the default and demanding the same to be remedied, provided there shall be no event of default if Lessee is proceeding diligently to cure and if reasonable indemnification satisfactory to Lessor and its assignee is provided;

    (3) any material representation or warranty made by Lessee herein or in any document or certificate furnished to Lessor in connection herewith or pursuant hereto shall at any time prove to be incorrect when made in any material respect;

    (4) Lessee shall make or permit any unauthorized assignment or transfer of this Lease or of Lessee's rights and obligations hereunder, or Lessee shall make or permit any unauthorized sublease or transfer of any Equipment, or the possession of same;

    (5) Lessee shall make an assignment for the benefit of creditors, or cease doing business as a going concern, or become insolvent or bankrupt or admit in writing its inability to pay its debts as they mature, or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed on decree or order of a court having jurisdiction in the premises, for Lessee or for a substantial part of Lessee's property without Lessee's consent and such decree or order shall continue undischarged and unstayed for a period of ninety (90) days, or bankruptcy, reorganization, insolvency, arrangement, or liquidation proceeding shall be instituted by or against Lessee, and if instituted against Lessee, a decree or order adjudicating Lessee a bankrupt shall continue undischarged and unstayed for a period of ninety (90) days;

    (6) if pursuant to the merger of Lessee into another corporation pursuant to which Lessee is not the surviving corporation, or the consolidation of Lessee with one or more other corporations and the sale or other disposition of all or substantially all the assets of Lessee to one or more other entities, the surviving entity or transferee of assets, as the case may be, shall not deliver to Lessor and to any assignee of Lessor's interest in this Lease an acknowledged instrument in recordable form, assuming all obligations covenants and responsibilities of Lessee hereunder and under any instrument executed by Lessee, and acknowledging the assignment of Lessor's interest this Lease as security for indebtedness;

    (b) Then, in any such case, Lessor, at its option, may do any one or more of the following;

    (1) declare this Lease, with respect to the Rental Schedule in question, in default upon written notice (or telephonic notice promptly confirmed in writing) to Lessee, and proceed by appropriate court action or actions at law or in equity or in bankruptcy to enforce performance by Lessee of the covenants and terms of this Lease and/or to recover damages for the breach thereof;

    (2) terminate this Lease upon written notice (or telephonic notice promptly confirmed in writing) to Lessee; whereupon all right of Lessee to use the Equipment shall absolutely cease and terminate;

    (3) whether or not this Lease be terminated, repossess the Equipment, wherever found, with legal process, and for this purpose Lessor and/or its agents may enter upon any premises of or under the control or jurisdiction of Lessee or any agent of Lessee, and remove the Equipment therefrom;

    (4) with respect to any Equipment returned to or repossessed by Lessor, hold or use such Equipment for any purpose whatsoever, including selling the same at a private or public, cash or credit sale, or Lessor may re-lease such Equipment in all the foregoing events free and clear of any rights of the Lessee and without any duty to account to the Lessee with respect to such action or inaction;

    (5) whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights set forth above in this Section 20 with respect to any item of Equipment, and upon written notice (or telephonic notice promptly confirmed in writing) to the Lessee specifying a payment date which shall be not earlier than ten days after the date of such notice, demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such item of Equipment due after the payment date specified in such notice), any unpaid Basic Rent for such item of Equipment due for periods prior to the payment date specified in such notice plus whichever of the following amounts the Lessor, in its sole discretion, shall specify in such notice: (i) an amount equal to the excess, if any, of 115% of the Stipulated Loss Value for such item of Equipment computed as of the Basic Rent Payment Date next preceding the payment date specified in such notice or if such payment date occurs on a Basic Rent Payment Date, then computed as of such Basic Rent Payment Date, over the present value of the fair market rental value (determined as hereafter in this Section 20 provided) of such item of Equipment for the remainder of the Lease Term or renewal term, as the case may be, as of the payment date specified in such notice, such present value to be computed on the basis of 12% per annum rate of discount from the respective dates upon which such rent would be paid, or (ii) an amount equal to the excess, if any, of 115% of the Stipulated Loss Value for such item of Equipment as of the Basic Rent Payment Date next preceding the payment date specified in such notice or if such payment date occurs on a Basic Rent Payment Date, then computed as of such Basic Rent Payment Date, over the fair market sales value of such item of Equipment (determined as hereafter in this Section 20 provided) as of the payment date specified in such notice;

    (6) whether or not any Equipment is returned to, or repossessed by Lessor, as aforesaid, Lessee shall also be liable for, and Lessor may forthwith recover from Lessee, all unpaid rent and other unpaid sums that accrued prior to the date of Lessee's default. In addition to the foregoing, Lessor may also recover from Lessee all costs and expenses arising out of Lessee's default, including without limitation expenses of repossession of the Equipment and the storage, repairs, reconditioning, sale and releasing thereof, reasonable attorneys' fees and fees of collection agencies, incurred by Lessor in exercising any of its rights or remedies hereunder; and

    (7) if Lessor shall have sold any item of Equipment pursuant to paragraph
(4) above, Lessor, in lieu of exercising its rights under paragraph (5) above with respect to such item of Equipment may, if it shall so elect, demand that the Lessee pay to Lessor, and the Lessee shall pay to Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such item of Equipment due on Payment Dates subsequent to the Payment Date next preceding such sale), any unpaid Basic Rent for such item of Equipment due for periods up to and including the Payment Date next preceding the date such sale occurs plus the amount, if any, by which 115% of the Stipulated Loss Value of such item of Equipment computed as of the Payment Date next preceding the date of such sale or if such sale occurs on a Payment Date, then computed as of such Payment Date, exceeds the net proceeds of such sale.

        For the purposes of this Section 20, "fair market rental value" and "fair market sales value" shall be determined on the basis of an appraisal of The American Appraisal Company or a comparable independent appraiser chosen by the Lessor, and the cost of any such appraisal shall be borne by the Lessee.

    In the event that any court of competent jurisdiction determines that any provision of this Section 20 is invalid or unenforceable in whole or in part, such determination shall not prohibit Lessor from establishing damages it sustained as a result of any breach of this Lease in any action or proceeding in which Lessor seeks to recover such damages. Any repossession or resale of any Equipment shall not bar an action for damages for breach of this Lease, as hereinbefore provided, and the bringing of an action or the entry of judgment against Lessee shall not bar Lessor's right to repossess any or all Equipment. The remedies herein provided in favor of Lessor, shall not be deemed to be exclusive, but shall be cumulative and shall be in addition to all other remedies in Lessor's favor existing in law, in equity or bankruptcy.

    If an Event of Default has occurred hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including reasonable attorneys' fees and expenses.

    21. ASSIGNMENT BY LESSOR; ESTOPPEL CERTIFICATES. - (a) Lessor may, at any
        -------------------------------------------
time and from time to time assign, in whole or in part, this Lease, any item of the Equipment, the Basic Rent, Additional Rent and other sums at any time due and to become due, or at any time owing or payable by the Lessee to Lessor under any of the provisions of this Lease without notice to or consent of Lessee. Lessee agrees that; if so requested, it will acknowledge such assignment in writing to such assignee.

    (b) No such assignee shall be obligated to perform any duty, covenant or condition required to be performed by Lessor under any of the provisions of this Lease. Lessee, by its execution hereof, acknowledges and agree that notwithstanding any such assignment, each and every covenant, agreement, representation and warranty of Lessor under this Lease shall be and remain the sole liability of the Lessor and of every successor in interest of Lessor. Lessee further acknowledges and agrees that from and after the receipt by Lessee of written notice of such an assignment from Lessor, Lessee shall comply with the directions or demands given in writing by the assignee and the assignee shall have the right to exercise (either in its own name or in the name of the Lessor) such rights, privileges and remedies of Lessor provided in such assignments. Lessee shall not assert against the assignee any defense, counterclaims, set-off, abatement, reduction or recoupment that Lessee may have against Lessor. After any such assignment, this Lease may not be amended or modified without the prior written consent of any such assignee. Upon any assignment of this Lease or granting of any mortgage on or security interest in any of the Equipment, Lessee agrees to execute and Lessor or its assignee may record any instruments relating to such assignment, mortgage or security interest desired by the Lessor or assignee in accordance with the laws of the relevant jurisdiction(s) and the Lessee shall promptly submit on request such documents as may be requested by the Lessor or assignee in order to secure and complete any assignment, mortgage or security interest.

    (c) Lessee will, from time to time, upon request by Lessor, execute, acknowledge and deliver to Lessor a certificate signed by a responsible senior officer of Lessee stating that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which Basic Rent, Additional Rent and other sums payable here under have been paid, and either stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge. Lessee acknowledges any such certificate may be relied upon by any existing or prospective assignee of Lessor's interest under this Lease or any purchaser of any item of the Equipment.

    22. OPTION TO RENEW - (a) Upon the expiration of the Primary Term with
        ---------------
respect to each Rental Schedule, provided that Lessee has paid all rentals and all other sums then due by Lessee to Lessor, or which would become due upon the request of Lessor, as required under the provisions of this Lease, and provided that no Event of Default, and no event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and then remains unremedied to Lessor's satisfaction, Lessee shall have the option, exercisable on at least 90 days prior written notice to Lessor to renew the Lease Term with respect to all, but not less than all (except for items that have been destroyed and for which Lessor has received payment of the Stipulated Loss Value with respect thereto) of the Equipment then subject to said Rental Schedule, either:

    (1) on a month-to-month renewal basis, terminable by either Lessor or Lessee upon thirty days written notice, at the same rate, terms and conditions as described herein for a term that in no event shall exceed one year; or

    (2) up to three (3) successive additional terms (each of which being herein called a "Renewal Term") for one year each at a rental for each such Renewal Term at a rate that would be obtained in an arms-length transaction between an informed and willing prospective lessee and an informed and willing lessor under no compulsion to lease (said rate being herein called the "Fair Rental Rate").

    (b) If, on or before a date 60 days prior to the expiration of the Primary Term or any Renewal Term with respect to each Rental Schedule for which notice of Renewal has been given, Lessor and Lessee are unable to agree upon a determination of the Fair Rental Rate for the Equipment, Lessee and Lessor shall have no obligation to renew this Lease. However, if Lessee wishes to proceed with its option, Lessee shall give written notice to Lessor to that effect and the Equipment shall be leased during the Renewal Term at the Fair Rental Rate determined in accordance with the procedure for Appraisal below provided that the total term of the Lease, including any Renewal Term(s) entered into pursuant to Section 22 hereof, shall not exceed 75% of the useful life of the item of Equipment in question.

   (c) "Appraisal" shall mean a procedure whereby two recognized independent equipment appraisers, one chosen by Lessee and one by Lessor shall mutually agree upon the amount in question. Lessor or Lessee, as the case may be, shall deliver a written notice to the other party appointing its appraiser within 15 business days after receipt from the other party of a notice appointing that party's appraiser. If within 15 days after appointment of the two appraisers as described above, the two appraisers are unable to agree upon the amount in question, a third recognized independent appraiser shall be chosen within five days thereafter by the mutual agreement of such first two appraisers, or if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by an authorized representative of the American Arbitration Association, and the appraisal of the third appraiser so appointed and chosen shall be given within a period of ten (10) days after the selection of such third appraiser. The average of the three appraisals arrived at by said three appraisers shall be binding and conclusive on Lessor and Lessee. Lessor and Lessee shall pay the fees of the respective appraisers appointed by them and shall share equally the fees and expenses of the third appraiser, if any, and those of the American Arbitration Association, if applicable.

    (d) After a determination of the Fair Rental Rate of the Equipment has been made in accordance with the procedure described above, Lessee's exercise of its option shall be effective upon the expiration of the Primary Term of the Rental
Schedule in question.

    23. ADDITIONAL RIGHTS OF LESSOR. - No right or remedy hereunder shall be
        ---------------------------
exclusive of any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to the exercise of any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, Additional Rent or other sum payable hereunder with knowledge of the breach of any provision hereof shall not constitute a waiver of such breach and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing.

Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, or any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof or to any other remedy allowed to Lessor by law.

    24. NET LEASE; NON-TERMINABILITY. - This Lease is a net lease and, except as
        ----------------------------
otherwise expressly provided herein, any present or future law to the contrary notwithstanding, shall not terminate, nor shall Lessee be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Basic Rent, Additional Rent or other sum payable hereunder, nor shall the obligations of Lessee hereunder be affected, other than as expressly set forth in this Lease, by reason of any damage to or destruction of any item of the Equipment; any taking of any item of the Equipment by condemnation or otherwise; any prohibition, limitation, restriction or prevention of Lessee's use or enjoyment of any item of the Equipment; any other cause whether similar or dissimilar to the foregoing; or any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor or any assignee of Lessor in any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. The parties intend that the obligations of Lessee hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to a written amendment to this Lease.

    25. LESSEE'S RIGHT TO SUBLEASE AND ASSIGN - Notwithstanding the provisions
        -------------------------------------
of Section 12 hereof and provided that no Event of Default has occurred and is continuing, Lessee shall have the right (a) to sublease the Equipment for a term or terms expiring no later than the day prior to the Termination Date of this Lease subject to the prior written approval of the Lessor, which approval shall not be unreasonably withheld, except that no such consent shall be required for any sublease to a parent, domestic subsidiary or sister corporation of or any other business entity affiliated with the Lessee, and (b) to assign this Lease, provided that Lessee shall remain liable for the full performance of all terms,
- -------- ----
covenants and conditions of this Lease as a principal and not as a surety and that the Agreement dated as of February 15, 1984 by The Sherwin-Williams Company in favor of the Lessor relating to this Lease, attached hereto as Exhibit 2, remains in full force and effect with respect to the continuing obligations of Lessee and the obligations of such assignee of the Lessee, and further provided,
                                                               ------- --------
that such assignee shall agree to be bound by all the terms and provisions hereof. No sublease or assignment of the Equipment by Lessee shall relieve Lessee of any of its obligations hereunder.

    26. RECORDING, REGISTRATION AND FILING - Lessee shall, at its expense,
        ---------
accomplish all recording, registrations and filings of this Lease and any mortgage, security interest, waiver, license, permit or certificate incident thereto, required by law or deemed reasonably necessary by Lessor to protect its interests in the Equipment, and shall furnish Lessor with satisfactory evidence of each such recording, registration and filing. Notwithstanding anything contained herein to the contrary, the cost of filing any mortgage or security interest intended for the protection of Lessor shall be borne solely by Lessor.

    27. INVESTMENT TAX CREDIT - Lessor agrees to pass to Lessee any Investment
        ---------------------
Tax Credit. Lessor agrees that it will exercise the available election therefor in a proper and timely manner and then pass such Investment Tax Credit directly to Lessee. Lessor hereby acknowledges that all such available Investment Tax Credit shall be for Lessee's account

    28. OPTION TO PURCHASE - (a) Upon the expiration of the Primary Term or any
        ------------------
Renewal Term with respect to each Rental Schedule, provided that Lessee has paid all rentals and all other sums then due by Lessee to Lessor, or which would become due upon request of Lessor, as required under the provisions of this Lease, and provided that no Event of Default, and no event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and then remains unremedied to Lessor's satisfaction, Lessee shall have the option, exercisable on at least 120 days prior written notice to Lessor to purchase the Equipment with respect to all, but not less than all (except for items that have been destroyed and for which Lessor has received payment of the Stipulated Loss Value with respect thereto) of the Equipment then subject to said Rental Schedule, at the then Fair Market Value, unless otherwise specified on the applicable Rental Schedule.

    (b) If, on or before a date 60 days prior to the expiration of the Primary Term or any Renewal Term with respect to each Rental Schedule, Lessor and Lessee are unable to agree upon a determination of the Fair Market Value for the Equipment, Lessee shall have no obligation to purchase the Equipment. However, if Lessee wishes to exercise its option at Fair Market Value it shall so notify Lessor in writing, and such value shall be determined in accordance with the procedure for Appraisal as set forth in Section 22 hereto.

    (c) After a determination of the Fair Market Value of the Equipment has been made in accordance with the procedure described above, Lessee shall purchase the Equipment by payment to Lessor of the Fair Market Value in cash upon the expiration of the term of the applicable Rental Schedule. Upon payment by Lessee to Lessor of the Fair Market Value, in cash, Lessor shall deliver to Lessee title to the Equipment evidenced by a valid bill of sale conveying title from Lessor to Lessee.

    29. LESSEE'S RIGHT TO TERMINATE - Provided that no Event of Default has
        ---------------------------
occurred and remains unremedied, and no event which with the giving of notice or lapse of time, or both would constitute an event of default:

    A. Lessee shall have the option to terminate prior to the expiration of the primary lease term provided that: (i) a minimum of sixteen (16) semiannual payments of Basic Rent shall have been made from the Commencement Date of the primary term, (ii) not less than 180 days prior notice to exercise the early termination option shall have been given in writing to Lessor, (iii) termination shall be effective on the date (the "Termination Date") which is the later of
(a) the last day of the month following expiration of ninety-six (96) full months from the Commencement Date of the Primary Term or (b) the last day of the month following expiration of the 180 day notice period, or (c) the date of payment of the Termination Value provided that either (a) or (b) has been satisfied, and (iv) Lessee shall pay on or prior to the Termination Date an amount equal to the Termination Value (as hereinafter defined) and all other sums due Lessor under this Lease including all rents due and owing to the Lessor up to and including the Payment Date of the last Basic Rent immediately preceding the Termination Date.

    B. During the period from receipt of notice to Lessor until the Termination Date, Lessor and Lessee shall each use its best efforts to obtain firm written offers for the re-lease of the Equipment, and each party shall submit to the other copies of all offers received. No offer shall be considered a Qualified Offer to re-lease unless (i) the offer and offeror have been approved in all respects by Lessor and by Lessor's assignee, (Lessor shall not unreasonably withhold its approval and will exercise its best efforts to ensure that Lessor's Assignee does not unreasonably withhold its approval), and (ii) the offer is received prior to the Termination Date and can be accepted on such date. If no Qualified Offer to re-lease has been received then the Lessee shall continue the Lease until expiration.

The "Termination Value" referred to in this Section 29 shall be an amount equal to the product of the applicable percentage as set forth with respect to such Termination Date in Exhibit 1 to the applicable Rental Schedule multiplied by the Manufacturer's Invoice Cost of the Equipment subject to the notice of termination.

The "Proceeds" referred to in this Section 29 shall be the net present value under a re-lease of the Equipment of all future rents from such re-lease discounted at the lowest interest rate committed in writing in a Qualified Offer. In calculating the Proceeds, only those non-terminable payments that accrue from the Termination Date to the end of the Primary Term or the end of the re-lease, whichever is earlier, shall be taken into account. Lessee shall upon the Effective Date of Termination pay to Lessor or its Assignee(s) in cash the amount equal to the Termination Value of the Equipment. Immediately following the receipt of this payment Lessor shall pay to Lessee in cash an amount equal to the lesser of the Termination Value or the Proceeds. When Lessor and its Assignee(s) have received all the sums due and payable hereunder, then Lessee shall receive from Lessor and its Assignee(s) a legally enforceable notice of termination of Lessee's rights and obligations under this Lease.

    Lessee shall also pay Lessor, on demand, all reasonable and necessary costs incurred by Lessor, if any, associated with (a) solicitation of offers to re-lease and (b) the remarketing, deinstallation, transportation (including transportation insurance), refurbishing and reinstallation of the Equipment.

    C. No assignee to whom this Lease has been assigned, whether as collateral security or otherwise, shall have no obligation to solicit offers for the re-lease of the Equipment pursuant to this early termination option. Notwithstanding the assignment of this Lease, this early termination option shall survive in favor of Lessee. Lessee agrees to look only to Lessor and not to any assignee of Lessor for the performance of any affirmative obligation hereunder. The Lessee shall not be relieved of any of its obligations under the Lease until the Termination Payment, as detailed on Exhibit 1, has been paid in full to Assignee.

    30. QUIET ENJOYMENT - So long as no Event of Default has occurred and is
        ---------------
continuing hereunder, Lessee shall have peaceful and quiet use and enjoyment of the Equipment against acts of Lessor or anyone claiming solely by, through, or under Lessor.

    31. NOTICES - Except as provided in Section 20 hereof, any notice required
        -------
or permitted to be given by either party hereto to the other shall be deemed to have been given five (5) days after it is deposited in the United States mail, registered, postage prepaid, addressed to either party at its address set forth herein, or to such other address as either party shall hereafter furnish to the other in writing.

   Notice shall be sent to parties at the following locations:

   1.   If to Lessee:  Contract Transportation Systems Co.
                       1370 Ontario Street
                       P.O. Box 856
                       Cleveland, OH 44101
        with a copy to:
                       The Sherwin-Williams Company
                       101 Prospect Avenue N.W.
                       Cleveland, OH 44115
                       Attention:  Treasurer

   2.   If to Lessor:  AmTran Corporation
                       One Liberty Square
                       Boston, MA 02109


    32. ENTIRE AGREEMENT, SEVERABILITY, EFFECT AND MODIFICATION OF LEASE - This
        ----------------------------------------------------------------
Lease constitutes the entire agreement between the parties with respect to the leasing of the Equipment. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction, shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No variation or modification of this Lease and no waiver of any of its provisions or conditions shall be valid unless in writing and signed by duly authorized representatives of Lessor and Lessee.

    33. COUNTERSIGNATURE - This Lease is not binding until executed by both
        ----------------
parties.

    34. GOVERNING LAW - Lessor and Lessee agree that this Lease shall be
        -------------
governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

    35. LESSOR'S RIGHT TO PERFORM FOR LESSEE - If Lessee fails to duly and
        ------------------------------------
promptly perform any of its obligations under this Lease (except for the payment of rent) or falls to comply with any of the covenants or agreements contained herein, Lessor may itself perform such obligations or comply with such covenants or agreements, for the account of Lessee without thereby waiving any default, and any amount paid or expense (including reasonable attorneys' fees) reasonably incurred by Lessor in connection with such performance or compliance shall, together with interest thereon at the Default Interest Rate be payable by Lessee to Lessor on demand.

    36. AGREEMENT FOR LEASE ONLY - Lessor and Lessee agree that this Lease is
        ------------------------
and is intended to be a true lease (and not a lease intended as a security or a lease in the nature of a security interest) and further agree to treat this Lease as a true lease for all purposes, including without limitation, legal, tax, clerical and accounting.

    37. FINANCIAL STATEMENTS - Lessee agrees to furnish, upon Lessor's request
        --------------------
such financial information concerning Lessee as Lessor or Lessor's assignee may reasonably require during the term of this Lease.

    38. MISCELLANEOUS. The captions in this Master Lease and this Lease are for
        -------------
convenience of reference only and shall not define or limit the provisions hereof or thereof.

The Master Lease and this Lease may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Master Lease and this Lease, it shall not be necessary to produce or account for more than one such counterpart.

    IN WITNESS WHEREOF, Lessor and Lessee, each pursuant to the due authority, have caused these presents to be signed in their respective names, by their duly authorized officers and their corporate seals, if applicable, to be hereunto affixed and duly attested, as of the date first above written.


LESSOR:                             LESSEE:

AMTRAN CORPORATION                  CONTRACT TRANSPORTATION SYSTEMS CO.



By: /s/ Geoffrey A. MacDonald           By: /s/ SIGNATURE APPEARS HERE
   __________________________              ___________________________

Tit1e: /s/ Vice President               Title:  Treasurer
      _______________________                 ________________________

                                   EXHIBIT 1

                             RENTAL SCHEDULE ____
                                      AND
                   CERTIFICATE OF INSPECTION AND ACCEPTANCE

RENTAL SCHEDULE ___ and CERTIFICATE OF INSPECTION AND ACCEPTANCE to Master Equipment Lease No. 84010HT151 dated as of January 4, 1984 (the "Lease") by and between the undersigned, the terms and conditions of which are hereby incorporated herein by reference. Lessee hereby (a) authorizes Lessor to order for lease to Lessee the equipment described herein (the "Equipment") and to insert hereon the Lease Commencement Date for such Equipment upon Lessee's acceptance of same for lease. (b) agrees to lease such Equipment upon Lessee's acceptance of same for lease, (b) agrees to lease such equipment from Lessor effective the Lease Commencement Date thereof and for the lease term specified below, and (c) agrees to pay Lessor the rent, in the amounts and at the times specified below, and (c) agrees to pay Lessor the rent, in the amounts and at the times specified below, for each item of Equipment. All of the terms used herein which are defined in the Lease shall have the same meaning as so defined.

Item            Trailor                                                          Lessor's
No.            Serial No.           Unit No.      Year      Make      Model        Cost
- ----      --------------------      --------      ----      ----      -----      ---------












Total Equipment Cost:  (State)                                $
                                                               -----------------
GRAND TOTAL EQUIPMENT COST:                                   $


LEASE TERM:                  Interim Term:                                          Primary Term:
                             Commencement Date:       *                             Commencement Date:
                                                 ----------                                             ---------
                             Expiration Date:                                       Expiration Date:
                                                 ----------                                             ---------

*with respect to each Item of Equipment shall be the Acceptance Dates set forth above.

PAYMENT DATES:  The  Interim  Term  rent  payment  is  due  and  payable
The remaining  rentals  commence                   and  continue  semi-annually
in arrears through and including

                                      -24-
BASIC RENT:
                      Basic Rent Per Period:
                                            -----------
                      Basic Rent Per Day:
                                            -----------

NOTE 1: Basic Rent Per Day is applicable during the Interim Term and is payable on the first Payment Date.


Note 2: Basic Rent Per Period and Basic Rent Per Day is computed by multiplying the Equipment Cost as set forth above by:

                      Periodic Lease Rate Factor:
                                                  ----------
                      Per Diem Lease Rate Factor:
                                                  ----------


NOTE 3:  Lease rates and rentals are based on an assumed debt rate of    % and
will be revised to reflect the actual debt rate.

The undersigned, being a duly authorized representative of the Lessor and the Lessee hereby CERTIFY that the units of Equipment described above have been duly delivered to Lessee in good order and duly inspected and accepted by the Lessee as of the Acceptance Date reflected above on behalf of the Lessee as conforming in all respects with the requirements and provisions of the Lease.

AMTRAN CORPORATION                      CONTRACT TRANSPORTATION SYSTEMS CO.
- ------------------                      -----------------------------------
LESSOR                                  LESSEE


By                                      By
   -------------------------------          ----------------------------
Title                                   Title
      ----------------------------            --------------------------
Date                                    Date
     -----------------------------            --------------------------